     Exhibit 10.14
May 7, 2026

Peter Minan
Sent via email

Dear Pete:

On behalf of Enviri II Corporation (“Enviri”), I wish to confirm your position of Executive Vice President and Chief Financial Officer at an annual salary of $650,000 (Six Hundred Fifty Thousand Dollars), effective upon the date the sale of Clean Earth and formal spin-off of Enviri occurs.

Effective in the 2026 plan year, you will be eligible for supplemental compensation annually as a participant in the Company’s Annual Incentive Plan (“AIP”). Based on the achievement of Enviri’s overall objectives the target award available to you will be 80% of your base earnings for the Plan Year. Any award for the 2026 Plan Year will be prorated to reflect your actual time in this assignment during the current year. The AIP Plan design and payout criteria are reviewed periodically, are subject to change and are at the sole discretion of the Enviri Board of Directors.

Effective for the 2026 plan year, you will be eligible to participate in the Enviri II Corporation Long-Term Incentive (LTIP) Plan. Your 2026 grant will be equal to the value of $1,625,000 or 250% of your base salary, consisting of Restricted Stock Units (RSUs) and will be made within 60 business days following the spin-off of Enviri. Vesting of this RSU Award will be monthly, inclusive of credit for your start date of the consulting contract executed or December 1, 2025. No service vesting will occur unless you remain employed with the company through March 31, 2027. If you voluntarily terminate after March 31, 2027, the value of your award will be pro-rated from December 1, 2025 through to termination date divided by the number of months counted from December 1, 2025 and the last month of the three year RSU grant term. Participation is subject to the terms of the Plan. The LTIP Plan design, share ownership requirements, participation and any grants are reviewed annually, are subject to change and are at the sole discretion of the Enviri Board of Directors. Your inclusion in the list of Plan participants reflects the value we place on your role within the global Enviri team.

We currently expect to make founders grants to a group of employees who are critical to executing the strategy of New Enviri. Your position will be eligible for a founders grant. More information on the founders grant will be provided following Board of Directors approval of this program.

You will continue to be based at the new Corporate Headquarters in Center City Philadelphia. In this position you will report directly to Russell Hochman, Chief Executive Officer of Enviri II Corporation.

Please be aware that, since your position will involve significant access to Enviri confidential information and/or valuable business relationships, you will be required to sign the Enviri Confidentiality Agreement as a condition of our employment offer.

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will”, that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

Please note your acceptance by signing and returning a copy of this letter. Should you have any questions, please reach out to me or to Lauren Aker.